Filed Under Rule 433
Registration No. 333-135813
Maximize your cash. Minimize your hassles. With \GE Interest Plus for Businesses, it’s easy to earn more on your business’s available cosh. · A higher interest rate than many other short-term investments · Convenient access to yourfurtds · No safes, management or maintenance fees · Rated AAA by Standard & Poor’s Corporation and Aaa by Moody’s Investors Service To learn more, cllch here. GE Interest Plus for Businesse s is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA .by Standard & Poor’s Corporation and Aaa by Moody’s Investors Service. You should note that GE Interest Plus for Businesses Hates are not a money market fund, which is generally .a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus for Busine sses is not an FDIC-insured deposit. GE Interest Plus for Businesses is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information The issuer has filed a registration statement (Including a prospectus) [Registration Statement Ho. 333-135813] with the SEC for the offering to which this communication relates. .Before you invest, you should read the pr ospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer .and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by clicking here. Alternatively, the issuer, any underwriter, or any dealer .participating in the offering will arrange to mail you the prospectus if you request it by clicking here or calling toll-free 1-888-674-4138. t“The yield reflects the annual rat e of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions. Current rate and yield are available at